Exhibit 8.1

List of Subsidiaries

1. A. Telecom S.A. (formerly Assist Telefônica) (wholly-owned subsidiary)

2. Companhia AIX de Participações (50% share ownership)

3. Companhia ACT de Participações (50% share ownership)

4. Aliança Atlântica Holding B.V. (50% share ownership)

5. Telefônica Empresas S.A. (wholly-owned subsidiary)